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                                                                      EXHIBIT 14

NORTH COUNTRY FINANCIAL CORPORATION -- BUSINESS CONDUCT AND CODE OF ETHICS
POLICY
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Organizational Functional Area:                        Executive

Policy For:                                            Business Conduct and
                                                       Code of Ethics

Board Approved:                                        March 2004
Last Revision Date:                                    March 2004

Department/Individual Responsible
For Maintaining/Updating Policy:                       C. James Bess
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INTRODUCTION:
This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of the North Country Financial Corporation and its subsidiaries (NCFC). All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by agents and representatives and consultants of NCFC.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Employees who violate the standards in this Code will be subject to disciplinary action, which depending on the severity of the situation may include dismissal. If you are in a situation, which you believe may violate or lead to a violation of this Code, follow the guidelines described under the "Compliance Procedures" section of this Code.

REGULATORY RISK ISSUE:
Receiving or soliciting gifts to influence a financial transaction is strictly prohibited and may result in stiff penalties. The Bank Bribery Act of 1984 increased the urgency for financial institutions to educate all of their employees against participating in such transactions, by creating substantial penalties. The Bank Bribery Act and the adoption of Regulation O or the Financial Institutions Regulatory Act (FIRA) underscored the need for sufficient policy regarding proper employee/customer relationships.

MAJOR POLICY ELEMENTS:
 - Guidelines for employees to use "reasonable" standard regarding normal amenities when conducting business
 - Disclosure of business and other relationships that may result in conflicts of interest

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 - Prevention of possible compromising situations through prior knowledge and proper handling

 - Preservation of respectability

STATEMENT OF NEED AND DEFINITION:
The board of directors acknowledges the risk that conflicts of interest may arise in obtaining persons involved in the business and civic community to act as directors, senior officers, and employees of the bank. Due to the worth of such persons in attracting and maintaining business relationships, the board feels it prudent to adopt a conflict of interest policy.

THE PURPOSE:
Realizing excessive activities, gratuities and access to information my lead to conflicts of interest for employees, directors, and principal shareholders, the bank has developed this policy to prevent a loss of objectivity by requiring appropriate trustworthy conduct.

CONFLICTS OF INTEREST:
A "conflict of interest" exists when a person's private interest interferes or appears to interfere with the interests of NCFC. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

The general objective of this policy is to require immediate disclosure of any potential conflict of interest and to prevent such a situation from rising. Adherence to this policy should prevent the development of improper relationships between financial institution directors, officers, employees, and the customers they serve.

SPECIFIC GOALS:
The specific goals of this policy are to:
 - Establish a monetary limit on nominal gifts and gratuities
 - Describe situations in which possible conflicts of interest may occur
 - Require proper conduct of all employees and directors
 - Require reporting of conflicts to superiors
 - Provide written disclosures of business interests.

POLICY ELEMENTS:
DEFINITIONS:
For the purposes of this policy, the following definitions apply:

Officer or Employee        A part time or full time salaried officer or employee
                           of North Country Bank and Trust

Gift May include cash or property, special discounts, price concessions, special personal items, special personal


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                           entertainment (other than of a normal social nature),
                           special personal services, gratuitous personal services, personal favors, or special dispensations of any kind that could be attributed to the recipient's position or responsibilities with the bank.

Immediate Family           Spouse, minor child, and or other dependent of the
                           officer, employee, or director

*For definitions of company, control of a company, control of a bank, and principal shareholder and/or related interest, refer to 12 CFR 215, Regulation O.

POLICY STATEMENT:
Due to the increased number of financial institution failures resulting from self-dealing, fraud, and misconduct of directors, management, and employees, the board of directors of North Country Bank and Trust intends to hold its employees and directors to this strict code of ethics and to require reporting of conflicts of interest. Individuals associated with this bank have a primary responsibility to uphold its standards.

Failure to comply with all policies herein described may result in the termination of employment.

All employees and representatives of the bank are required to act in a responsible and respectable manner and to remain free of influences that may result in the loss of objectivity regarding business conducted with the bank's customers or with the bank itself. Each employee must disclose and avoid any interests or activities involving another organization or individual that may result in a conflict of interest between the bank and that organization or individual.

While this policy does not intend to interfere with the personal lives of employees and representatives, it requires those persons to recognize situations where conflicts of interest may arise and to avoid them when possible. If these situations cannot be avoided, they must be reported immediately to a direct superior. Subsequently, the employee or representative should remove himself or herself from any compromising situations, whether it involves advising the other person or entity or approving or voting on extensions of credit.

CONFIDENTIAL INFORMATION:
All employees and directors must acknowledge that all information concerning bank, customer, depositor, and director information is considered confidential and is to be used for bank purposes only. The use of such information for personal, familial, or other gain is unethical and illegal under securities rulings and the National Bank Act. Information regarding any business conducted cannot be disclosed to outside individuals (unless authorized by the bank or its customer, etc.) and may not be used for personal gain.


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Use of confidential information for other than the bank's business purposes may result in disclosure of insider information. Insider information is defined as information of a material nature used to affect the price of stock involved. Insider information may not be used to purchase, trade, or solicit securities until that information is available to the general public.

In addition, all published information (both for internal and external use), developed programs, equipment, etc. are the property of the bank and are reserved for use by employees of the bank. Use of these materials for any other purpose may constitute copyright infringement and theft.

INSIDER TRADING:
Directors, officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about NCFC or our customers should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

The employees of the bank are encouraged to purchase and hold stock of the bank for long-term investment. While the bank may not delve into the personal lives of its employees, employment in a bank requires prudent and proper conduct in investment and other situations. Speculation or trading in the stock of the bank is prohibited, as is the purchase or sales based on insider information, as previously discussed.


GIFTS AND ENTERTAINMENT:
Business should be done on an "arms-length basis". The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any NCFC employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.

The Federal Bank Bribery Law prohibits the receipt or solicitation of gifts if given or solicited corruptly with the intent to influence or reward bank employees in connection with any business or transaction of the bank or Company. Violations of this law are felonies and are punishable by imprisonment up to five years, as well as substantial monetary penalties. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

Employees of the bank are not to solicit gifts from prospective or current customers, associates, or any other individual or business. Any gifts received shall be of nominal value. Nominal value is considered to by anything below $25.00.


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Employees of the bank are expected to participate in entertainment and amenities of reasonable cost to facilitate business. Payment by anyone other than the bank of excessive costs or travel not customary or within acceptable business practice must not be accepted. Any questionable circumstances must be reported to your immediate supervisor.

Tickets for sporting, cultural, or other events purchased by the bank are to be used in entertaining potential or actual customers, vendors, or others for business purposes only. If it is determined three or four days before the event that the tickets will not be used, an officer may offer them to someone else at his or her discretion.

EXTERNAL INVOLVEMENT:
While the bank encourages its employees to be involved in outside activities, including charitable and political functions, federal law prohibits the bank from making political contributions. At no time will employees solicit other employees for political contributions or coerce others into contributing to any organization. Conduct must not give the perception that benefit to the bank or connections are sought or desired.

Additionally, offers of directorship to any outside organization that has or desires a business relationship with the bank, or to any institution within the financial industry, must be reported to executive management, prior to acceptance.

Capitalizing on opportunities for personal gain or compensation outside of that provided by the bank for the performance of services for the bank is strictly prohibited. Employment outside and in addition to employment at the bank must be reported to your immediate supervisor.

CONSULTATION:
Refer any questions regarding proper code of conduct to an immediate supervisor or executive management. Actions or acceptance of gifts that are not specifically mentioned above must be reviewed as to intent and purpose. Employees should ask themselves: "If a situation were to be made public, would my conduct be embarrassing or come into question?"

CONDUCT OF INSIDERS:
12CFR & 215, or federal Regulation O, defines "insiders" as directors, executive officers, and principal shareholders. These people must take care that their conduct does not violate rules relating to self-dealing and personal gains. At no time are members of this group allowed to take advantage of their position with the bank for personal profit or influence over credit and other decisions with regard to their business or personal interests.

Directors and officers are prohibited from being involved in the loan approval process of insiders who may benefit directly or indirectly from the decision to grant credit. This prohibition extends to professional relationships with any company or firm receiving benefit as a result of the decision to grant credit.

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Decisions regarding the sale or purchase of bank assets and services must be made in the best interests of the bank, with no influence on insiders resulting from gifts, entertainment, or gratuities. All conduct of such business must be at "arm's length."

DISCLOSURES:
Employees and officers of the bank must make annual disclosures of any relationships, receipt of gifts, compensation, or other situations leading to possible conflicts in the following manner:
- Employees report to immediate supervisor
- Officers report to president or chief operating officer
- Directors, president and chief executive officer report to the board of directors
Directors, principal shareholders, and executive officers must make annual disclosures to the entire board of any actual and potential conflicts of interest and any potential conflicts of their related interests.

RECORDKEEPING/PERSONAL TRANSACTIONS:
NCFC requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Personal financial obligations should be handled in an exemplary fashion. Personal transactions must be completed through normal distribution channels (e.g., ATM, teller). Employees cannot perform transactions to their own accounts, including submitting these transactions with daily department proof work.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Accounts Payable Department. Rules and guidelines are also available from the Accounting Department.

All of NCFC's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect NCFC's transactions and must conform both to applicable legal requirements and to NCFC's system of internal controls. Unrecorded or "off-the-books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to NCFC's record retention policies.

All employees are encouraged to maintain their bank accounts at the bank to allow the bank to provide service and direct deposit of payroll checks. However, under no circumstances will the bank pay a rate of interest in excess of the rate available to all customers.

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All applicable fees, including overdraft charges, will be assessed on all accounts of directors, principal shareholders, and executive officers. At no time will overdraft fees be waived.

CONSEQUENCES OF NONCOMPLIANCE:
As previously stated, failure to comply with this policy may result in the termination of employment. The action taken will be commensurate with the seriousness of the conduct and an evaluation of the situation.

All violations of this policy will be brought to the attention of the board of directors. An officer who is the direct or indirect supervisor of an employee that has failed to comply with the policy may terminate the employment of the person involved.

COMPLIANCE PROCEDURES:
As a NCFC employee, you have a continuing responsibility to follow the standards of this Code both at work and in your personal actions with others, whether they are a disinterested observer, customer, supplier, shareholder, acquaintance, examiner or a government representative.

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

-- Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

-- Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

-- Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

-- Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be knowledgeable about the question, and will appreciate being brought into the decision-making process.

-- Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your manager. If that is not appropriate, you may contact Corporate Human Resources at (906) 341-7270, or if you prefer to write, address your concerns to


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         the Director of Corporate Human Resources at 130 S. Cedar Street,
         Manistique, Michigan  49854.

-- You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. NCFC does not permit retaliation of any kind against employees for good faith reports of ethical violations.

-- Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Management is responsible for developing and implementing procedures to ensure proper disclosure as required by this policy. Management is also responsible for maintaining documentation of compliance with this policy.

On an annual basis, the audit department will conduct a review of procedures, documentation, and minutes of the board of directors meeting to test for compliance with this policy. It will report its findings to the audit committee of the board of directors.


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